BGC GROUP

REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

EXHIBIT 99.1
NEW YORK – February 14, 2025 – BGC Group, Inc. (Nasdaq: BGC) today reported its financial results for the fourth quarter and full year ended December 31, 2024.1

Sean Windeatt, Chief Operating Officer:
"BGC delivered record fourth quarter and full year revenues, growing by 11 and 12 percent, respectively. Our strong revenue growth was driven by our ECS, Rates, and Foreign Exchange businesses, which continue to outperform the market. This momentum has carried forward into 2025, with trading volumes currently outpacing last year's first quarter records.

We would also like to congratulate our Chairman and CEO, Howard W. Lutnick, on his nomination as the 41st United States Secretary of Commerce. We are confident that, upon his confirmation, he will bring the same level of dedication and financial acumen to his new role serving the American people as he has at BGC."

SELECT FINANCIAL RESULTS2

Highlights of Consolidated Results (USD millions)	4Q24	4Q23	Change	FY24	FY23	Change
Revenues	$572.3	$516.8	10.8%	$2,262.8	$2,025.4	11.7%
GAAP income from operations before income taxes	27.2	31.9	(14.8)%	173.1	57.7	200.0%
GAAP net income for fully diluted shares	24.2	18.8	28.3%	121.3	33.9	257.3%
Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	129.5	110.8	16.9%	517.4	442.9	16.8%
Post-tax Adjusted Earnings	123.5	101.3	21.9%	488.0	411.0	18.7%
Adjusted EBITDA	192.0	151.6	26.7%	714.3	573.7	24.5%
Per Share Results	4Q24	4Q23	Change	FY24	FY23	Change
GAAP fully diluted earnings per share	$0.05	$0.04	25.0%	$0.25	$0.07	257.1%
Post-tax Adjusted Earnings per share	$0.25	$0.21	19.0%	$0.99	$0.82	20.7%

1 This release includes the results of BGC Group, Inc. beginning in Q3 2023, following the completion of BGC's corporate conversion on July 1, 2023. All historic information prior to Q3 2023 reflects the results of BGC Partners, Inc. The discussion of record results excludes business dispositions or spin-offs, such as BGC’s spin-off of Newmark Group, Inc. and the sale of its Insurance Brokerage Business.
2 U.S. Generally Accepted Accounting Principles is referred to as "GAAP." "GAAP income before income taxes and noncontrolling interests" and "Adjusted Earnings before noncontrolling interests and taxes" may be used interchangeably with "GAAP pre-tax income" and "pre-tax Adjusted Earnings," respectively. See the sections of this document including "Timing of Outlook for Certain GAAP and Non-GAAP Items," "Non-GAAP Financial Measures," "Adjusted Earnings Defined," "Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS," "Fully Diluted Weighted-Average Share Count under GAAP and for Adjusted Earnings," "Adjusted EBITDA Defined," "Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted EBITDA," "Liquidity Analysis," and "Constant Currency Defined," including any footnotes to these sections, for the complete and updated definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and non-GAAP for the periods discussed herein.

FOURTH QUARTER 2024 SUMMARY RESULTS
■Record fourth quarter revenues of $572.3 million, a 10.8 percent increase versus last year.
■Revenues across the Americas, APAC, and EMEA grew by 17.1 percent, 10.2 percent, and 6.5 percent, respectively.
■Record fourth quarter Fenics revenues of $142.1 million, an increase of 8.6 percent, led by Fenics Growth Platforms, which grew by 20.2 percent.
■Pre-tax Adjusted Earnings of $129.5 million, up 16.9 percent.
■Post-tax Adjusted Earnings of $123.5 million, a 21.9 percent increase, resulting in post-tax Adjusted Earnings per share of $0.25, a 19.0 percent improvement.
■Adjusted EBITDA of $192.0 million, 26.7 percent higher compared to last year.

CONSOLIDATED REVENUES3

Consolidated Revenues (USD millions)	4Q24	4Q23	Change	FY24	FY23	Change
Rates	$169.6	$155.8	8.8%	$685.0	$610.5	12.2%
ECS ("Energy, Commodities, and Shipping")	134.1	104.7	28.0%	483.2	386.2	25.1%
Foreign Exchange	93.6	77.2	21.3%	358.7	314.7	14.0%
Credit	62.4	65.6	(4.9)%	287.4	284.7	0.9%
Equities	56.3	58.4	(3.5)%	223.9	236.5	(5.3)%
Total Brokerage Revenues	$516.1	$461.8	11.8%	$2,038.2	$1,832.6	11.2%
Data, Network, and Post-trade	32.6	29.6	10.3%	127.0	111.5	13.9%
Interest and dividend income, Fees from related parties and Other revenues	23.7	25.4	(6.9)%	97.6	81.3	20.0%
Total Revenues	$572.3	$516.8	10.8%	$2,262.8	$2,025.4	11.7%
Total brokerage revenues grew by 11.8 percent in the fourth quarter 2024:
■Rates revenues increased by 8.8 percent to $169.6 million, reflecting higher volumes across interest rate derivatives, listed rates products, and U.S. Treasuries.
■ECS revenues grew by 28.0 percent to $134.1 million, driven by strong growth across the energy complex, power, and BGC's leading environmental business, as well as the acquisition of Sage Energy Partners, which we closed at the beginning of the fourth quarter.
■Foreign Exchange revenues were up 21.3 percent to $93.6 million, primarily driven by higher options and emerging market foreign exchange volumes.
3 Beginning in the first quarter of 2024, "Energy and Commodities" was renamed to "ECS" (Energy, Commodities, and Shipping) to better reflect the integrated operations of these businesses.

■Credit revenues decreased by 4.9 percent to $62.4 million, due to lower CDS and emerging market credit volumes, partially offset by record PortfolioMatch volumes.
■Equities revenues declined by 3.5 percent to $56.3 million, primarily due to lower Asian equity derivative volumes, partially offset by higher European and U.S. volumes.
Data, Network, and Post-trade revenues increased by 10.3 percent to $32.6 million. This growth was primarily driven by strong subscription-based revenue growth across Fenics Market Data and Lucera, partially offset by lower post-trade revenues due to the sale of BGC's Capitalab business in the fourth quarter. Revenues for Data, Network, and Post-trade, excluding the impact of Capitalab, grew by more than 20 percent year-over-year.
Interest and dividend income, Fees from related parties and Other revenues decreased by 6.9 percent to $23.7 million, due to lower interest income versus the year ago period.

FENICS4

Fenics Revenues (USD millions)	4Q24	4Q23	Change	FY24	FY23	Change
Fenics Markets	$116.7	$109.6	6.4%	$476.0	$446.6	6.6%
Fenics Growth Platforms	25.5	21.2	20.2%	94.8	75.1	26.3%
Fenics Revenues	$142.1	$130.8	8.6%	$570.8	$521.7	9.4%
Total Fenics revenues improved by 8.6 percent to $142.1 million:
Fenics Markets reported revenues of $116.7 million, an increase of 6.4 percent. This growth was driven by higher electronic volumes across Rates and Foreign Exchange, as well as higher market data revenues, partially offset by lower credit volumes.
Fenics Growth Platforms generated revenues of $25.5 million, a 20.2 percent increase, primarily driven by FMX, PortfolioMatch, and Lucera, partially offset by the sale of Capitalab in the fourth quarter. Excluding the impact of Capitalab, Fenics Growth Platforms would have grown by approximately 37 percent.
■FMX:
▪FMX UST generated average daily volume ("ADV") of over $52 billion for the fourth quarter, up 28 percent compared to last year. This translated to over 30 percent market share for the fourth quarter, up from 29 percent last quarter and 26 percent a year ago.5
▪FMX FX volumes improved by approximately 80 percent compared to last year on record ADV of more than $11 billion. FMX FX continues to expand its market share in the enormous global foreign exchange market.
▪FMX Futures Exchange continues to connect the world's largest FCMs, recently onboarding FMX's partners, Bank of America, Barclays and Citi. FMX expects to have more than 10 FCMs connected before the launch of U.S. Treasury futures around the end of the first quarter 2025. As FMX continues to connect and integrate more FCMs, ADV and open interest on the Exchange are expected to meaningfully accelerate.
4 FMX revenues are reported within Fenics.
5 Central limit order book ("CLOB") market share. Source: Coalition Greenwich.

■PortfolioMatch ADV increased by more than 150 percent due to strong growth across both U.S. and European credit volumes.
■Lucera, Fenics' network business that provides critical real-time trading infrastructure to the capital markets, grew its revenue by over 33 percent and continues to expand its revenue pipeline.

CONSOLIDATED EXPENSES AND TAXES6

Consolidated Expenses (USD millions)	4Q24	4Q23	Change	FY24	FY23	Change
Compensation and employee benefits under GAAP	$289.6	$248.9	16.3%	$1,123.7	$992.6	13.2%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	121.2	78.1	55.2%	369.1	355.4	3.9%
Non-compensation expenses under GAAP	175.2	175.2	—%	689.4	644.8	6.9%
Total expenses under GAAP	$586.0	$502.2	16.7%	$2,182.3	$1,992.8	9.5%
Compensation and employee benefits for Adjusted Earnings	$284.1	$249.2	14.0%	$1,118.3	$989.6	13.0%
Non-compensation expenses for Adjusted Earnings	158.4	158.8	(0.3)%	630.4	595.4	5.9%
Total expenses for Adjusted Earnings	$442.5	$408.0	8.5%	$1,748.7	$1,585.0	10.3%
Compensation and employee benefits under GAAP and for Adjusted Earnings increased by 16.3 percent and 14.0 percent versus the fourth quarter 2023, respectively, primarily due to higher commissionable revenues during the period.
Non-compensation expenses under GAAP were flat and for Adjusted Earnings decreased by 0.3 percent.

Taxes (USD millions)	4Q24	4Q23	Change	FY24	FY23	Change
GAAP provision for income taxes	$3.9	$10.6	(63.6)%	$49.9	$18.9	163.6%
Provision for income taxes for Adjusted Earnings	7.9	8.2	(3.6)%	33.1	28.8	15.0%

6 For additional information on "Equity-based compensation and allocations of net income to limited partnership units and FPUs," please see the section of this document titled "Adjusted Earnings Defined" and the footnotes to the table titled "Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS."

CONSOLIDATED SHARE COUNT7

Consolidated Share Count (USD millions)	4Q24	4Q23	Change	3Q24	Change (QoQ)	FY24	FY23	Change
Fully diluted weighted-average share count under GAAP	479.1	476.5	0.6%	478.7	0.1%	479.1	490.0	(2.2)%
Fully diluted weighted-average share count for Adjusted Earnings	495.5	490.7	1.0%	494.8	0.1%	495.2	503.8	(1.7)%

OUTLOOK

Metric (USD millions)	Guidance	Actual
	1Q 2025	1Q 2024
Revenues	$610 - $660	$578.6
Pre-tax Adjusted Earnings	$145 - $161	$135.4

DIVIDEND INFORMATION
On February 13, 2025, BGC’s Board of Directors declared a quarterly qualified cash dividend of $0.02 per share payable on March 20, 2025 to Class A and Class B common stockholders of record as of March 6, 2025, which is the same date as the ex-dividend date.

ONLINE AVAILABILTY OF INVESTOR PRESENTATION AND ADDITIONAL FINANCIAL INFORMATION
An investor presentation as well as Excel versions of the tables at the end of this document are available for download at http://ir.bgcg.com. Additional details on overall Fenics revenues are available in the supplemental Excel financial tables that accompany this press release at http://ir.bgcg.com. The Excel tables and earnings presentation contain the results discussed in this document as well as other useful information that may not be contained herein.

BGC CONFERENCE CALL AND INVESTOR PRESENTATION
BGC will hold a conference call on the date of this release starting at 11:00 a.m. ET. A live webcast of the call, along with an investor presentation summarizing BGC’s consolidated non-GAAP results, will be accessible at http://ir.bgcg.com. Alternatively, interested parties can access the call by dialing +1 844-539-5090 (U.S.) or +1 201-389-0899 (international) and will connected by an operator. After the conference call, an archived recording will be available at http://ir.bgcg.com.
7 BGC's fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted average share count for Adjusted Earnings to avoid anti-dilution in certain periods. This also impacts GAAP net income (loss) for fully diluted shares in such periods.

BGC GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except per share data)
(unaudited)

	December 31,	December 31,
	2024	2023
Assets
Cash and cash equivalents	$711,584	$655,641
Cash segregated under regulatory requirements	21,689	17,255
Financial instruments owned, at fair value	186,197	45,792
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	365,490	350,036
Accrued commissions and other receivables, net	324,213	305,793
Loans, forgivable loans and other receivables from employees and partners, net	360,060	367,805
Fixed assets, net	190,012	178,300
Investments	39,267	38,314
Goodwill	540,290	506,344
Other intangible assets, net	240,910	211,285
Receivables from related parties	7,323	2,717
Other assets	604,932	496,655
Total assets	$3,591,967	$3,175,937

Liabilities, Redeemable Partnership Interest, and Equity
Accrued compensation	$227,869	$206,364
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	225,377	202,266
Payables to related parties	28,960	17,456
Accounts payable, accrued and other liabilities	692,982	668,189
Notes payable and other borrowings	1,337,540	1,183,506
Total liabilities	2,512,728	2,277,781

Equity
Stockholders' equity:
Class A common stock, par value $0.01 per share; 1,500,000,000 shares authorized;
424,361,066 and 403,574,835 shares issued at December 31, 2024 and December 31,
2023, respectively; and 374,296,914 and 390,094,988 shares outstanding at December 31,
2024 and December 31, 2023, respectively	4,244	4,036
Class B common stock, par value $0.01 per share; 300,000,000 shares authorized;
109,452,953 and 109,452,953 shares issued and outstanding at December 31, 2024 and
December 31, 2023, respectively, convertible into Class A common stock	1,095	1,095
Additional paid-in capital	2,311,104	2,105,130
Treasury stock, at cost: 50,064,152 and 13,479,847 shares of Class A common stock at
December 31, 2024 and December 31, 2023, respectively	(331,728)	(67,414)
Retained deficit	(1,026,359)	(1,119,182)
Accumulated other comprehensive income (loss)	(59,849)	(38,582)
Total stockholders' equity	898,507	885,083
Noncontrolling interest in subsidiaries	180,732	13,073
Total equity	1,079,239	898,156
Total liabilities, redeemable partnership interest and equity	$3,591,967	$3,175,937

BGC GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Revenues:	2024	2023	2024	2023
Commissions	$431,469	$388,211	$1,648,817	$1,464,524
Principal transactions	84,590	73,563	389,429	368,100
Total brokerage revenues	516,059	461,774	2,038,246	1,832,624

Fees from related parties	6,558	4,226	20,728	15,968
Data, network and post-trade	32,587	29,551	126,963	111,470
Interest and dividend income	12,370	16,586	56,223	45,422
Other revenues	4,758	4,623	20,658	19,917
Total revenues	572,332	516,760	2,262,818	2,025,401

Expenses:
Compensation and employee benefits	289,608	248,915	1,123,747	992,603
Equity-based compensation and allocations of net
income to limited partnership units and FPUs	121,165	78,093	369,143	355,378
Total compensation and employee benefits	410,773	327,008	1,492,890	1,347,981
Occupancy and equipment	42,278	41,062	169,238	162,743
Fees to related parties	9,054	9,172	32,529	32,649
Professional and consulting fees	17,701	16,144	64,949	60,398
Communications	30,028	29,169	120,624	114,143
Selling and promotion	18,605	17,009	70,466	61,884
Commissions and floor brokerage	18,453	15,342	70,798	61,523
Interest expense	24,263	20,795	91,075	77,231
Other expenses	14,847	26,519	69,694	74,278
Total non-compensation expenses	175,229	175,212	689,373	644,849
Total expenses	586,002	502,220	2,182,263	1,992,830

Other income (losses), net:
Gains (losses) on divestitures and sale of investments	38,769	—	38,769	—
Gains (losses) on equity method investments	1,536	2,584	8,430	9,152
Other income (loss)	537	14,765	45,389	15,986
Total other income (losses), net	40,842	17,349	92,588	25,138

Income (loss) from operations before income taxes	27,172	31,889	173,143	57,709

Provision (benefit) for income taxes	3,873	10,626	49,915	18,934
Consolidated net income (loss)	$23,299	$21,263	$123,228	$38,775

Less: Net income (loss) attributable to noncontrolling
interest in subsidiaries	(1,904)	1,318	(3,760)	2,510

Net income (loss) available to common stockholders	$25,203	$19,945	$126,988	$36,265

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
Continued

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Per share data:
Basic earnings (loss) per share
Net income (loss) attributable to common stockholders	$24,166	$18,823	$121,215	$34,070
Basic earnings (loss) per share	$0.05	$0.04	$0.26	$0.08
Basic weighted-average shares of common stock outstanding	474,326	468,747	473,390	426,436

Fully diluted earnings (loss) per share
Net income (loss) for fully diluted shares	$24,173	$18,837	$121,268	$33,943
Fully diluted earnings (loss) per share	$0.05	$0.04	$0.25	$0.07
Fully diluted weighted-average shares of common stock outstanding	479,088	476,452	479,142	489,989

Non-GAAP Financial Measures
The non-GAAP definitions below include references to certain equity-based compensation instruments, such as restricted stock awards and/or restricted stock units (“RSUs”), that the Company has issued and outstanding following its corporate conversion on July 1, 2023. Although BGC is retaining certain defined terms and references, including references to partnerships or partnership units, for purposes of comparability before and after the corporate conversion, such references may not be applicable following the period ended June 30, 2023.
This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Non-GAAP financial measures used by the Company include “Adjusted Earnings before noncontrolling interests and taxes”, which is used interchangeably with “pre-tax Adjusted Earnings”; “Post-tax Adjusted Earnings to fully diluted shareholders”, which is used interchangeably with “post-tax Adjusted Earnings”; “Adjusted EBITDA”; “Liquidity”; and “Constant Currency”. The definitions of these terms are below.
Adjusted Earnings Defined
BGC uses non-GAAP financial measures, including “Adjusted Earnings before noncontrolling interests and taxes” and “Post-tax Adjusted Earnings to fully diluted shareholders”, which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are one of the financial metrics that management considers when managing its business.
As compared with “Income (loss) from operations before income taxes” and “Net income (loss) for fully diluted shares”, both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the underlying operating performance of BGC. Adjusted Earnings is calculated by taking the most comparable GAAP measures and adjusting for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.
Calculations of Compensation Adjustments for Adjusted Earnings and Adjusted EBITDA
Treatment of Equity-Based Compensation Line Item for Adjusted Earnings and Adjusted EBITDA
The Company’s Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” (or “equity-based compensation” for purposes of defining the Company’s non-GAAP results) as recorded on the Company’s GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:
■Charges related to amortization of RSUs, restricted stock awards, other equity-based awards, and limited partnership units;
■Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common shares or units with a capital account may be funded by the redemption of preferred units such as PPSUs;
■Charges with respect to preferred units and RSU tax accounts. Any preferred units and RSU tax accounts would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution or dividend. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability or redeemed in connection with the grant of shares of common stock, and RSU tax accounts are granted in connection with the grant of RSUs. The preferred units and RSU tax accounts are granted at ratios designed to cover any withholding taxes expected to be paid. This is an alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes;
■GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs;
■Charges related to grants of equity awards, including common stock, RSUs, restricted stock awards or partnership units with capital accounts;

■Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders; and
■Charges related to dividend equivalents earned on RSUs and any preferred returns on RSU tax accounts.
The amounts of certain quarterly equity-based compensation charges are based upon the Company’s estimate of such expected charges during the annual period, as described further below under “Methodology for Calculating Adjusted Earnings Taxes.”
Virtually all of BGC’s key executives and producers have equity stakes in the Company and its subsidiaries and generally receive deferred equity as part of their compensation. A significant percentage of BGC’s fully diluted shares are owned by its executives, partners and employees. The Company issues RSUs, restricted stock, limited partnership units (prior to July 1, 2023) as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock (prior to July 1, 2023), to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and revenue growth.
All share equivalents that are part of the Company’s equity-based compensation program, including REUs, PSUs, LPUs, HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter after the date of grant.
Compensation charges are also adjusted for certain other cash and non-cash items.
Certain Other Compensation-Related Adjustments for Adjusted Earnings
BGC also excludes various other GAAP items that management views as not reflective of the Company’s underlying performance in a given period from its calculation of Adjusted Earnings. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans.
Calculation of Non-Compensation Adjustments for Adjusted Earnings
Adjusted Earnings calculations may also exclude items such as:
■Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions;
■Acquisition related costs;
■Non-cash GAAP asset impairment charges;
■Resolutions of litigation, disputes, investigations, or enforcement matters that are generally non-recurring, exceptional, or unusual, or similar items that management believes do not best reflect BGC’s underlying operating performance, including related unaffiliated third-party professional fees and expenses; and
■Various other GAAP items that management views as not reflective of the Company’s underlying performance in a given period, including non-compensation-related charges incurred as part of broad restructuring and/or cost savings plans. Such GAAP items may include charges for professional fees and expenses, exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill and/or intangible assets created from acquisitions.
Calculation of Adjustments for Other (income) losses for Adjusted Earnings
Adjusted Earnings calculations also exclude gains from litigation resolution and certain other non-cash, non-dilutive, and/or non-economic items, which may, in some periods, include:
■Gains or losses on divestitures;
■Fair value adjustment of investments;
■Certain other GAAP items, including gains or losses related to BGC's investments accounted for under the equity method; and
■Any unusual, non-ordinary, or non-recurring gains or losses.

Methodology for Calculating Adjusted Earnings Taxes
Although Adjusted Earnings are calculated on a pre-tax basis, BGC also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.
The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, BGC estimates its full fiscal year GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to BGC’s quarterly GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.
To determine the non-GAAP tax provision, BGC first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans; changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange; changes in the value of RSUs and/or restricted stock awards between the date of grant and the date the award vests; variations in the value of certain deferred tax assets; and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.
After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which BGC then applies the statutory tax rates to determine its non-GAAP tax provision. BGC views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.
Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.
BGC incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state, and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., BGC operates principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100% of earnings were taxed at global corporate rates.
Calculations of Pre- and Post-Tax Adjusted Earnings per Share
BGC’s pre- and post-tax Adjusted Earnings per share calculations assume either that:
■The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
■The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax, when the impact would be anti-dilutive.
The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to BGC’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors. The declaration, payment, timing, and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. For more information on any share count adjustments, see the table titled “Fully Diluted Weighted-Average Share Count under GAAP and for Adjusted Earnings” in the Company’s most recent financial results press release.

Management Rationale for Using Adjusted Earnings
BGC’s calculation of Adjusted Earnings excludes the items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views results excluding these items as a better reflection of the underlying performance of BGC’s ongoing operations.
Management uses Adjusted Earnings and other financial metrics in part to help it evaluate, among other things, the overall performance of the Company’s business and to make decisions with respect to the Company’s operations.The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of BGC’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.
For more information regarding Adjusted Earnings, see the sections of this document and/or in the Company’s most recent financial results press release titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, including the related footnotes, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.
Adjusted EBITDA Defined
BGC also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted to add back the following items:
■Provision (benefit) for income taxes;
■Net income (loss) attributable to noncontrolling interest in subsidiaries;
■Interest expense;
■Fixed asset depreciation and intangible asset amortization;
■Equity-based compensation, dividend equivalents and allocations of net income to limited partnership units and FPUs;
■Impairment of long-lived assets;
■(Gains) losses on equity method investments; and
■Certain other non-cash GAAP items, such as non-cash charges of amortized rents.
The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating BGC’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure and other financial metrics to evaluate operating performance and for other discretionary purposes. BGC believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.
Since BGC’s Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing BGC’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations because the Company’s Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.
For more information regarding Adjusted EBITDA, see the section of this document and/or in the Company’s most recent financial results press release titled “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted EBITDA”, including the footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.
Timing of Outlook for Certain GAAP and Non-GAAP Items
BGC anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company’s GAAP results include, but are not limited, to the following:
•Certain equity-based compensation charges that may be determined at the discretion of management throughout and up to the period-end;
•Unusual, non-ordinary, or non-recurring items;
•The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices;
•Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end; and
•Acquisitions, dispositions, and/or resolutions of litigation, disputes, investigations, or enforcement matters, or similar items, which are fluid and unpredictable in nature.
Liquidity Defined
BGC may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents, reverse repurchase agreements (if any), financial instruments owned, at fair value, less securities lent out in securities loaned transactions and repurchase agreements (if any). The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.
For more information regarding Liquidity, see the section of this document and/or in the Company’s most recent financial results press release titled “Liquidity Analysis”, including any footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.
Constant Currency Defined
BGC generates a significant amount of its revenues in non-U.S. dollar denominated currencies, particularly in the euro and pound sterling. In order to present a better comparison of the Company's revenues during the period, which exhibited highly volatile foreign exchange movements, BGC provides revenues year-over-year comparisons on a “Constant Currency” basis. BGC uses a Constant Currency financial metric to provide a better comparison of the Company's underlying operating performance by eliminating the impacts of foreign currency fluctuations between comparative periods. Since BGC's consolidated financial statements are presented in U.S. dollars, fluctuations in non-U.S. dollar denominated currencies have an impact on the Company's GAAP results. The Company's Constant Currency metric, which is a non-GAAP financial measure, assumes the foreign exchange rates used to determine the Company's comparative prior period revenues, apply to the current period revenues. Constant Currency revenue percentage change is calculated by determining the change in current quarter non-GAAP Constant Currency revenues over prior period revenues. Non-GAAP Constant Currency revenues are total revenues excluding the effect of foreign exchange rate movements and are calculated by remeasuring and/or translating current quarter revenues using prior period exchange rates. BGC presents certain non-GAAP Constant Currency percentage changes in Constant Currency revenues as a supplementary measure because it facilitates the comparison of the Company's core operating results. This information should be considered in addition to, and not as a substitute for, results reported in accordance with GAAP.

BGC GROUP, INC.
RECONCILIATION OF GAAP INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES TO ADJUSTED EARNINGS AND GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS
(in thousands, except per share data)
(unaudited)

	Q4 2024	Q4 2023	FY 2024	FY 2023
GAAP income (loss) from operations before income taxes	$27,172	$31,889	$173,143	$57,709

Pre-tax adjustments:

Compensation adjustments:
Equity-based compensation and allocations of net income to limited partnership units and FPUs (1)	121,165	78,093	369,143	355,378
Other Compensation charges (2)	5,469	(298)	5,469	3,004
Total Compensation adjustments	126,634	77,795	374,612	358,382

Non-Compensation adjustments:
Amortization of intangibles (3)	5,378	4,080	19,566	16,037
Impairment charges	295	131	746	3,144
Other (4)	11,185	12,199	38,629	30,254
Total Non-Compensation adjustments	16,858	16,410	58,941	49,435

Other income (losses), net adjustments:
Losses (gains) on divestitures (5)	(38,769)	—	(38,769)	—
Fair value adjustment of investments (6)	(504)	(3,251)	(37,119)	(1,928)
Other net (gains) losses (7)	(1,864)	(12,029)	(13,417)	(20,726)
Total other income (losses), net adjustments	(41,137)	(15,280)	(89,305)	(22,654)

Total pre-tax adjustments	102,355	78,925	344,248	385,163

Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	$129,527	$110,814	$517,391	$442,872

GAAP net income (loss) available to common stockholders	$25,203	$19,945	$126,988	$36,265
Allocation of net income (loss) to noncontrolling interest in subsidiaries	—	—	—	(565)
Total pre-tax adjustments (from above)	102,355	78,925	344,248	385,163
Income tax adjustment to reflect adjusted earnings taxes (8)	(4,028)	2,427	16,803	(9,853)
Post-tax adjusted earnings	$123,530	$101,297	$488,039	$411,010

Per Share Data

GAAP fully diluted earnings (loss) per share	$0.05	$0.04	$0.25	$0.07

Total pre-tax adjustments (from above)	0.21	0.16	0.70	0.76
Income tax adjustment to reflect adjusted earnings taxes	(0.01)	—	0.03	(0.02)

Post-tax adjusted earnings per share	$0.25	$0.21	$0.99	$0.82

Fully diluted weighted-average shares of common stock outstanding	495,481	490,717	495,199	503,842

Dividends declared per share of common stock	$0.02	$0.01	$0.07	$0.04
Dividends declared and paid per share of common stock	$0.02	$0.01	$0.07	$0.04
Please see footnotes to this table on the next page.

(1) The components of equity-based compensation and allocations of net income to limited partnership units and FPUs are as follows (in thousands):

	Q4 2024	Q4 2023	FY 2024	FY 2023
Issuance of common stock and grants of exchangeability	$82,964	$17,500	$184,667	$171,646
Allocations of net income and dividend equivalents	572	2,148	4,196	6,302
LPU amortization	—	—	—	40,878
RSU, RSU Tax Account, and restricted stock amortization	37,629	58,445	180,280	136,552
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$121,165	$78,093	$369,143	$355,378
(2) GAAP Expenses in the fourth quarter and the full year of 2024 included certain acquisition-related expenses and other compensation related adjustments. GAAP expenses in the full year of 2023 included certain loan impairments and other compensation related adjustments.
(3) Includes non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.
(4) GAAP expenses in the fourth quarter of 2024 and 2023 included resolutions of litigation and other matters, including their related professional fees, as well as certain other professional fees, of $2.8 million and $3.3 million, respectively, as well as various other GAAP items. For the full years 2024 and 2023, these amounts were $14.2 million and $9.3 million, respectively. GAAP expenses in the fourth quarter of 2023, included $3.0 million of reserves in connection with unsettled trades and receivables with sanctioned Russian entities. For the full years 2024 and 2023, these amounts were $4.0 million and $9.0 million, respectively. GAAP expenses for the full years 2024 and 2023 also included Charity Day Contributions of $9.5 million and $6.7 million, respectively. GAAP expenses for the full year of 2024 also included $3.2 million of non-cash charges incurred by the Company for exiting a lease. The above-referenced items are consistent with BGC’s normal practice of excluding certain GAAP gains and charges from Adjusted Earnings that management believes do not best reflect the ordinary results of the Company, including with respect to certain non-recurring or unusual gains or losses, as well as resolutions of litigation.
(5) The fourth quarter and the full year of 2024 included a gain of $39.0 million associated with the sale of Capitalab.
(6) The fourth quarter of 2024 and 2023 included a non-cash gain of $0.5 million and $3.3 million, respectively, related to fair value adjustments of investments held by BGC. For the full years of 2024 and 2023, these amounts were $37.1 million and $1.9 million, respectively.
(7) The fourth quarter of 2024 and 2023 included non-cash gains of $1.5 million and $2.6 million, respectively, related to BGC’s investments accounted for under the equity method. For the full years 2024 and 2023, these amounts were $8.4 million and $9.2 million, respectively. The fourth quarter of 2024 and 2023 also included net gains of $0.3 million and $9.4 million, respectively, related to other recoveries and various other GAAP items. For the full years 2024 and 2023, these amounts were net gains of $5.0 million and $11.6 million, respectively.
(8) BGC’s GAAP provision (benefit) for income taxes is calculated based on an annualized methodology. The Company’s GAAP provision (benefit) for income taxes was $3.9 million and $10.6 million for the fourth quarters of 2024 and 2023, respectively. For the full years 2024 and 2023, these amounts were $49.9 million and $18.9 million, respectively. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation, employee loan amortization, and certain net-operating loss carryforwards. The non-GAAP provision for income taxes was adjusted by ($4.0) million and $2.4 million for the fourth quarters of 2024 and 2023, respectively. For the full years 2024 and 2023, these adjustment amounts were $16.8 million and ($9.9) million, respectively. As a result, the provision (benefit) for income taxes with respect to Adjusted Earnings was $7.9 million and $8.2 million for the fourth quarters of 2024 and 2023, respectively. For the full years 2024 and 2023, these amounts were $33.1 million and $28.8 million, respectively.
Note: Certain numbers may not add due to rounding.

BGC GROUP, INC.
FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT
UNDER GAAP AND FOR ADJUSTED EARNINGS
(in thousands)
(unaudited)

	Q4 2024	Q4 2023	FY 2024	FY 2023

Common stock outstanding	474,326	468,747	473,390	426,436
Limited partnership units	—	—	—	25,111
Cantor units	—	—	—	28,711
Founding partner units	—	—	—	3,417
RSUs	—	—	—	1,406
Other (1)	4,762	7,705	5,752	4,908

Fully diluted weighted-average share count under GAAP	479,088	476,452	479,142	489,989

Non-GAAP Adjustments:
RSUs	16,025	12,571	15,648	12,337
Restricted Stock	368	1,694	409	1,516

Fully diluted weighted-average share count for Adjusted Earnings	495,481	490,717	495,199	503,842
(1) Primarily consists of contracts to issue shares of BGC common stock.

Note: BGC’s fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings in order to avoid anti-dilution in certain periods.

BGC GROUP, INC.
LIQUIDITY ANALYSIS
(in thousands)
(unaudited)

	December 31, 2024	December 31, 2023

Cash and cash equivalents	$711,584	$655,641
Financial instruments owned, at fair value	186,197	45,792
Total Liquidity	$897,781	$701,433

        BGC GROUP, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	Q4 2024	Q4 2023	FY 2024	FY 2023
GAAP net income (loss) available to common stockholders	$25,203	$19,945	$126,988	$36,265

Add back:

Provision for income taxes	3,873	10,626	49,915	18,934

Net income (loss) attributable to noncontrolling interest in subsidiaries	(1,904)	1,318	(3,760)	2,510

Interest expense	24,263	20,795	91,075	77,231

Fixed asset depreciation and intangible asset amortization	20,689	20,300	81,434	80,417

Impairment of long-lived assets	295	131	746	3,144

Equity-based compensation and allocations of net income to limited partnership units and FPUs (1)	121,165	78,093	369,143	355,378

(Gains) losses on equity method investments (2)	(1,536)	(2,584)	(8,430)	(9,152)

Other non-cash GAAP expenses (3)	—	3,000	7,162	9,000

Adjusted EBITDA	$192,048	$151,624	$714,273	$573,727

(1) Represents BGC employees' pro-rata portion of net income and non-cash and non-dilutive charges relating to equity-based compensation. See Footnote 1 to the table titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS” for more information.
(2) The fourth quarters of 2024 and 2023 included non-cash gains of $1.5 million and $2.6 million, respectively, related to BGC's investments accounted for under the equity method. For the full years 2024 and 2023, these amounts were $8.4 million and $9.2 million, respectively.
(3) The fourth quarter of 2023 included $3.0 million of non-cash reserves in connection with unsettled trades and receivables with sanctioned Russian entities. For the full years 2024 and 2023, these amounts were $4.0 million and $9.0 million, respectively. The full year 2024 also included $3.2 million of non-cash charges incurred by the Company for exiting a lease.

BGC GROUP, INC.
CONSOLIDATED REVENUES IN CONSTANT CURRENCY
(in millions)
(unaudited)

	4Q24	4Q23	Change	Constant Currency Change
Rates	$169.6	$155.8	8.8%	10.4%
ECS ("Energy, Commodities, and Shipping")	134.1	104.7	28.0%	28.6%
Foreign Exchange	93.6	77.2	21.3%	22.5%
Credit	62.4	65.6	(4.9)%	(3.7)%
Equities	56.3	58.4	(3.5)%	(1.2)%
Total Brokerage Revenues	$516.1	$461.8	11.8%	13.1%
Data, Network, and Post-trade	32.6	29.6	10.3%	10.3%
Interest and dividend income, Fees from related parties and Other revenues	23.7	25.4	(6.9)%	(4.4)%
Total Revenues	$572.3	$516.8	10.8%	12.1%

BGC GROUP, INC.
FENICS REVENUES IN CONSTANT CURRENCY
(in millions)
(unaudited)

	4Q24	4Q23	Change	Constant Currency Change
Fenics Markets	$116.7	$109.6	6.4%	6.8%
Fenics Growth Platforms	25.5	21.2	20.2%	20.2%
Fenics Revenues	$142.1	$130.8	8.6%	9.0%

Other Items of Note
Unless otherwise stated, all results provided in this document compare the fourth quarter of 2024 with the year-earlier period. Certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Certain numbers and percentage changes listed throughout this document may not sum due to rounding.
About BGC Group, Inc.
BGC Group, Inc. (Nasdaq: BGC) is a leading global marketplace, data, and financial technology services company for a broad range of products, including fixed income, foreign exchange, energy, commodities, shipping, equities, and now includes the FMX Futures Exchange. BGC’s clients are many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, and investment firms.
BGC and leading global investment banks and market making firms have partnered to create FMX, part of the BGC Group of companies, which includes a U.S. interest rate futures exchange, spot foreign exchange platform and the world’s fastest growing U.S. cash treasuries platform.
For more information about BGC, please visit www.bgcg.com.
Discussion of Forward-Looking Statements about BGC
Statements in this document regarding BGC that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the Company’s business, results, financial position, liquidity and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, BGC undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission ("SEC") filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

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Investor Contact:
Jason Chryssicas
+1 212-610-2426